FOR IMMEDIATE RELEASE
November 13, 2009
GLASSER NAMED TO OLD POINT FINANCIAL CORPORATION’S BOARD OF DIRECTORS

Hampton, Virginia Robert F. Shuford, Chairman, President and Chief Executive Officer of Old Point Financial Corporation (Nasdaq “OPOF”) announces the following:

Michael A. Glasser has been appointed to Old Point Financial Corporation’s Board of Directors.

Mr. Glasser is a lawyer and member of Glasser and Glasser, P.L.C., a law firm established in 1932 by his father, Bernard Glasser.  Glasser and Glasser has earned the highest rating for legal competence by Martindale-Hubbell Law Directory. Mr. Glasser has been with the firm since 1978.  He is a graduate of the University of Virginia with a Bachelor of Arts, with distinction, in Government, and of the University of Richmond Law School with a Juris Doctor degree.

Mr. Glasser will join the boards of Old Point Financial Corporation and Old Point National Bank.  In addition he will serve as the chairman of the Norfolk Regional Board of the bank.

Mr. Glasser is a member of the board of the United Jewish Federation of Tidewater and of the Beth Sholom Home of Eastern Virginia.  He is a member of the House of Delegates of the
American Bar Association and a past president of the Virginia State Bar.

Mr. Glasser and his wife, Lori, and three sons live in Norfolk, where they are members of Temple Israel.

Old Point Financial Corporation is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 21-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a wealth management services provider.

For more information contact: Lani Chisman Davis, Marketing Director, 757/ 728-1286